Exhibit 99.1

September 17, 2008

IMMEDIATE RELEASE
Contact:  Thomas G. Bevivino
410.260.2000

Severn Bancorp, Inc. Announces Third Quarter Dividend

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced that its Board of Directors has declared a regular quarterly dividend of $.06 per share for the third quarter of 2008.  This dividend is payable on October 15, 2008 to shareholders of record as of the close of business on September 30, 2008.
“Despite the challenging economic environment, Severn Savings Bank, FSB continues to be classified as 'well capitalized' under federal regulations,” said Alan J. Hyatt, President and Chief Executive Officer.  “This is enabling us to declare a regular quarterly dividend when many other banking institutions are reducing or eliminating their dividends.”
With approximately $960 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com or skirkley@severnbank.com.

###